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                                                                     EXHIBIT 12
                                                                    PAGE 1 OF 1

                   ECHOSTAR DBS CORPORATION AND SUBSIDIARIES
                             COMPUTATION OF RATIOS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                           Six months ended
                                                              Year Ended December 31,                            June 30,
                                            ----------------------------------------------------------  -----------------------
                                              1992        1993        1994        1995        1996          1996        1997
                                            ----------------------------------------------------------  -----------------------
Income (loss) before taxes                  $  11,079   $  18,734   $     489   $ (18,552)  $(156,529)    $ (12,833)  $(126,469)

Interest expense                                  708         632      21,408      23,985      62,430        26,144      42,368
Capitalized interest                               13         370       5,695      25,763      31,818        14,434      16,632
Interest component of rent expense (1)             68          78          94          71          84            20          25
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------
  Total fixed charges                             789       1,080      27,197      49,819      94,332        40,598      59,025

Earnings before fixed charges               $  11,868   $  19,814   $  27,686   $  31,267   $ (62,197)    $  27,765   $ (67,444)
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------

Ratio of earnings to fixed charges              15.04       18.35        1.02        0.63       (0.66)         0.68       (1.14)
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------

Deficiency of available earnings to
  fixed charges                             $       -   $       -   $      -    $  18,552   $ 156,529     $  12,833   $ 126,469
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------
                                            ---------   ---------   ---------   ---------   ---------     ---------   ---------



(1) The interest component of rent expense has been estimated by taking the difference between the gross rent expense and net present value of rent expense using a weighted-average cost of capital of approximately 13%. This cost of capital is representative of EchoStar's outstanding secured borrowings.